Exhibit 99.1

Everspin Announces Fourth Quarter and Fiscal Year 2016 Financial Results

Chandler, AZ, March 10, 2016 — Everspin Technologies, Inc., (Nasdaq:MRAM), the world’s leading developer and manufacturer of discrete and embedded Magnetoresistive Random Access Memory (MRAM), today announced the financial results for its fourth quarter and fiscal year ended December 31, 2016.

Revenue for the fourth quarter of 2016 was $7.1 million, compared to $6.8 million for the fourth quarter of 2015. Everspin’s net loss for the fourth quarter of 2016 was $5.3 million, or $0.48 per share based on 11.1 million weighted-average shares outstanding, compared to a net loss of $6.3 million, or $2.45 per share for the fourth quarter of 2015 based on 2.6 million weighted-average shares outstanding.

Revenue for fiscal year 2016 was $27.1 million, compared to $26.5 million for fiscal year 2015. Everspin’s net loss for fiscal year 2016 was $16.7 million, or $3.52 per share based on 4.7 million weighted-average shares outstanding, compared to a net loss of $18.2 million, or $7.12 per share for fiscal year 2015 based on 2.6 million weighted-average shares outstanding.

“We experienced strong booking growth in our Gen 1 Toggle MRAM products during Q4 which represents the bulk of our current revenue and resulting in a 32% unit increase in 2016. Our next Gen 3 Spin Torque 256 Mb MRAM and 1 Gb MRAM product development work continues to proceed on schedule and customer design activity for both our Gen 1 Toggle and Gen 3 Spin Torque MRAM solutions continue to gain traction,” said Phill LoPresti, President and Chief Executive Officer of Everspin.

Recent Business Highlights

•	After sampling pre-production 256 Mb Spin Torque MRAM chips to over two dozen customer projects, we now have completed our internal qualification ahead of schedule and have released this production ready solution to customers.

•	We have begun the process to convert our early sampling activity with customers into design ins and we are already seeing customer traction for these parts, including securing three enterprise storage design ins for our Gen 3 Spin Torque MRAM products.

•	Our Gen 1 Toggle MRAM technology was recently selected by a major automotive manufacturer for their in-car infotainment system and emergency call function.

•	We introduced our nvNITRO line of storage accelerators based on Gen 3 Spin Torque MRAM products which deliver extremely fast read and write times with ultra-low latency and expect general availability of the cards in the second quarter.

•	We strengthened the eco-system for our MRAM products through the addition of Xilinx, a leader in all programmable FPGAs with its UltraScale Memory Interface Generator to support our Gen 3 Spin Torque DDR3 and DDR4 product interfaces.

Financial Results Conference Call

Everspin will host a conference call to discuss its financial results at 8 a.m. Eastern Time on Friday, March 10. Interested parties can listen to a live webcast of the conference call by visiting the Investor Relations section of Everspin’s website at www.investor.everspin.com. Dial in information for the conference call is available by registering at http://dpregister.com/10102015. The conference call and webcast will include forward-looking information. A replay of the conference call will also be available on the Investor Relations section of Everspin’s website at www.investor.everspin.com following the completion of the call.

About Everspin Technologies

Everspin Technologies is the leading provider of MRAM solutions. Everspin’s MRAM solutions offer the persistence of non-volatile memory with the speed and endurance of random access memory (RAM), and enable the protection of mission critical data particularly in the event of power interruption or failure. Everspin’s MRAM solutions allow its customers in the industrial, automotive and transportation, and enterprise storage markets to design high performance, power efficient and reliable systems without the need for bulky batteries or capacitors. Everspin is the only provider of commercially available MRAM solutions and over the past eight years has shipped over 60 million MRAM units. For more information, visit www.everspin.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statement, including, but not limited to: conversion of bookings into revenue; the market may not adopt Everspin’s products and technology at the rate Everspin expects; the ability for Everspin to expand the markets Everspin addresses at the rate it expects; the risk that unexpected technical difficulties may develop in the final stages of development or production of its products. Readers are advised that they should not place undue reliance on these forward-looking statements and should review the risk factors included in Everspin’s filings with the Securities and Exchange Commission, including in its Third Quarter 2016 Form 10Q filed with the SEC on November 18, 2016 and its Prospectus filed with the SEC on October 7, 2016, under the caption “Risk Factors.” Subsequent events may cause these expectations to change, and Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

EVERSPIN TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$29,727	$2,307
Accounts receivable, net	3,170	1,909
Amounts due from related parties	486	564
Inventory	5,416	4,176
Prepaid expenses and other current assets	1,050	190

Total current assets	39,849	9,146
Property and equipment, net	1,920	1,654
Intangible assets, net	—	132
Other assets	50	29

Total assets	$41,819	$10,961

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,502	$1,162
Accrued liabilities	1,811	1,755
Amounts due to related parties	1,359	3,812
Deferred income on shipments to distributors	1,827	1,440
Current portion of long-term debt	3,884	1,175

Total current liabilities	10,383	9,344
Redeemable convertible preferred stock warrant liability	—	437
Deferred revenue	—	229
Long-term debt, net of current portion	4,218	6,739

Total liabilities	14,601	16,749

Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value per share; zero and 68,080,000 shares authorized as of December 31, 2016 and 2015; zero and 2,486,199 shares issued and outstanding as of December 31, 2016 and 2015	—	64,642
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value per share; 5,000,000 and zero shares authorized as of December 31, 2016 and 2015; zero shares issued and outstanding as of December 31, 2016 and 2015	—	—
Common stock, $0.0001 par value per share; 100,000,000 and 175,000,000 shares authorized as of December 31, 2016 and 2015; 12,498,128 and 3,015,281 shares issued and outstanding as of December 31, 2016 and 2015	1	—
Additional paid-in capital	123,649	9,301
Accumulated deficit	(96,432)	(79,731)

Total stockholders’ equity (deficit)	27,218	(70,430)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$41,819	$10,961

EVERSPIN TECHNOLOGIES, INC.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2016	2015	2014
Product sales (including related party sales of $2,378, $3,472 and $3,191 for the years ended December 31, 2016, 2015 and 2014)	$26,611	$25,875	$23,071
Licensing and royalty revenue	483	671	1,825

Total revenue	27,094	26,546	24,896
Cost of sales	12,048	12,568	11,806

Gross profit	15,046	13,978	13,090
Operating expenses:
Research and development	19,233	21,126	12,664
General and administrative	7,281	6,565	7,085
Sales and marketing	3,706	3,823	3,259

Total operating expenses	30,220	31,514	23,008

Loss from operations	(15,174)	(17,536)	(9,918)
Interest expense	(2,347)	(653)	(263)
Other income (expense), net	820	6	(2)

Net loss and comprehensive loss	$(16,701)	$(18,183)	$(10,183)

Net loss per common share, basic and diluted	$(3.52)	$(7.12)	$(4.00)

Weighted-average shares used to compute net loss per common share, basic and diluted	4,738,496	2,552,205	2,544,578

EVERSPIN TECHNOLOGIES, INC.

Statement of Cash Flows

(In thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(16,701)	$(18,183)	$(10,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	826	1,340	1,517
Loss on disposal of property and equipment	80	—	—
Stock-based compensation	1,141	416	799
Change in fair value of redeemable convertible preferred stock warrant liability	(32)	(15)	(6)
Change in fair value of derivative liability	(798)	—	—
Non-cash interest expense	1,183	232	98
Compensation expense related to vesting of common stock	965	1,761	107
Changes in operating assets and liabilities:
Accounts receivable	(1,261)	339	(579)
Amounts due from related parties	78	102	(455)
Prepaid expenses and other current assets	(860)	(77)	52
Inventory	(1,240)	(431)	(297)
Other assets	(21)	(10)	63
Accounts payable	340	233	514
Accrued liabilities	56	428	73
Amounts due to related parties	(2,453)	3,328	(142)
Deferred income on shipments to distributors	387	(362)	501
Deferred revenue	(229)	229	—

Net cash used in operating activities	(18,539)	(10,670)	(7,938)

Cash flows from investing activities
Purchases of property and equipment	(1,040)	(1,295)	(525)

Net cash used in investing activities	(1,040)	(1,295)	(525)

Cash flows from financing activities
Proceeds from convertible promissory notes-related party	8,500	—	—
Proceeds from debt	1,500	8,000	4,000
Payments on debt	(1,325)	(3,000)	(281)
Payments of debt issuance costs	(40)	(130)	(76)
Payments on capital lease obligation	(198)	(226)	—
Proceeds from issuance of convertible preferred stock	—	—	10,027
Proceeds from exercise of stock options	48	4	41
Proceeds from issuance of common stock	—	—	1
Proceeds from issuance of common stock in connection with initial public offering, net of offering costs	33,864	—	—
Proceeds from issuance of common stock in private placement, net of issuance costs	4,650	—	—

Net cash provided by financing activities	46,999	4,648	13,712

Net increase (decrease) in cash and cash equivalents	27,420	(7,317)	5,249
Cash and cash equivalents at beginning of period	2,307	9,624	4,375

Cash and cash equivalents at end of period	$29,727	$2,307	$9,624

Supplementary cash flow information:
Interest paid	$806	$421	$165

Interest paid to related party	$359	$—	$—

Non-cash investing and financing activities:
Purchase of property and equipment under capital lease obligations	$—	$431	$—

Conversion of convertible promissory notes into common stock	$8,634	$—	$2,016

Issuance of warrants with debt	$—	$307	$106

Conversion of redeemable convertible preferred stock into common stock	$64,642	$—	$—

Reclassification of warrant liability to additional paid-in capital	$405	$—	$—

Everspin Investor Relations Contact:

David H. Allen

408-427-4463

DAllen@DarrowIR.com